As filed with the Securities and Exchange Commission on April 20, 1998

                            Registration No. 333-_____
 -----------------------------------------------------------------------------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            TOWER REALTY TRUST, INC.
             (Exact name of registrant as specified in its charter)

                               Maryland                13-3938558
                (State or other jurisdiction of        (I.R.S. Employer
               incorporation or organization)          Identification No.)

            292 Madison Avenue, 3rd Floor, New York, New York 10017
               (Address of principal executive offices) (Zip Code)

                  Tower Realty Trust, Inc. 1997 Incentive Plan
         Tower Realty Trust, Inc. Non-Employee Directors' Incentive Plan
                            (Full title of the plan)

                               Lawrence H. Feldman
                Chairman, Chief Executive Officer and President
                            Tower Realty Trust, Inc.
                          292 Madison Avenue, 3rd Floor
                            New York, New York 10017
                     (Name and address of agent for service)

                                 (212) 448-1864
          (Telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE


                                                                                               Proposed
                                                                                                maximum
                                                                           Proposed            aggregate           Amount of
                                                     Amount to be          maximum              offering         registration
      Title of securities to be registered            registered         offering price(1)      price(1)              fee
Common Stock, par value $.01 per share                1,970,147             $26.00            $49,612,012           $14,636
================================================= ==================  ====================   ================   ===============

(1) Of the 1,970,147 shares to be registered, as of March 31, 1998, 1,015,000 shares had been offered at $26 per share. The remaining 955,147 shares are to be offered at prices not presently determinable. The offering price of such shares is estimated solely for the purpose of determining the registration fee and is based on the average of the high and low prices of the Registrant's Common Stock on April 15, 1998 on the New York Stock Exchange Composite Transactions Tape.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

         The documents containing the information specified in this Item will be sent or given to individuals who have been awarded options or shares of Common Stock under the Tower Realty Trust, Inc. 1997 Incentive Plan (the "1997 Plan") and the Tower Realty Trust, Inc. Non-Employee Directors' Plan (the "Directors' Plan"), and, in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission"), are not being filed with, or included in, this Registration Statement on Form S-8 (the "Registration Statement").

Item 2.  Registrant Information and Employee Plan Annual Information.

         The documents containing the information specified in this Item will be sent or given to individuals who have been awarded options or shares of Common Stock under the 1997 Plan and the Directors' Plan and are not being filed with, or included in, this Registration Statement in accordance with the rules and regulations of the Commission.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

        The following documents filed by Tower Realty Trust, Inc. (the "Company" or "Registrant") with the Commission are incorporated herein by reference:

               (1) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Commission on March 31, 1998 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         All documents subsequently filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.



Item 4.  Description of Securities.

         Not Applicable.

Item 5.  Interest of Named Experts and Counsel.

         Not Applicable.

Item 6.  Indemnification of Directors and Officers.

         The Maryland General Corporation Law ("MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the Company (the "Charter") contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

         The Charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of the Company. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

     The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or in any proceeding in which the director was adjudged to be liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. Indemnification under the provisions of the MGCL is not deemed exclusive of any other rights, by indemnification or otherwise, to which an officer or director may be entitled under the Company's Charter or Bylaws, resolutions of stockholders or directors, contract or otherwise. However, it is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

         The Company also has purchased and maintains insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Company, whether or not the Company is required or has the power to indemnify them against the same liability.

         The Company has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements require, among other matters, that the Company indemnify its executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the agreements, the Company must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under the Company's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

         4.1      Tower Realty Trust, Inc. 1997 Incentive Plan

         4.2      Tower Realty Trust, Inc. Non-Employee Directors' Incentive
                  Plan

         5 Opinion of Ballard Spahr Andrews & Ingersoll regarding the legality of securities being registered.


        23.1     Consent of Coopers & Lybrand L.L.P.

        23.2 Consent of Ballard Spahr Andrews & Ingersoll (contained in its opinion filed as Exhibit 5 hereto).


Item 9.  Undertakings.

         The Company hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the Director's Plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim or indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 20, 1998.


                               TOWER REALTY TRUST, INC.
                               (Registrant)


                               By:      /s/ Lawrence H. Feldman
                                        ---------------------------------------
                                        Lawrence H. Feldman
                                        Chairman of the Board
                                        Chief Executive Officer and
                                        President


         Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                               Title                                   Date
---------                               -----                                   ----

 By: /s/ Lawrence H. Feldman            Chairman of the Board, Chief            April 20, 1998
     ----------------------------       Executive Officer and President
     Lawrence H. Feldman

 By: /s/ Lester S. Garfinkel            Executive Vice President - Finance      April 20, 1998
     ----------------------------       and Management, Chief Financial
     Lester S. Garfinkel                Officer and Director

 By: /s/ Robert L. Cox                  Executive Vice President, Chief         April 20, 1998
     ----------------------------       Operating Officer and Director
     Robert L. Cox

 By: /s/ Robert M. Adams                Director                                April 20, 1998
     ----------------------------
     Robert M. Adams

 By: /s/ Esko I. Korhonen               Director                                April 20, 1998
     ----------------------------
     Esko I. Korhonen

 By: /s/ Stephen B. Siegel              Director                                April 20, 1998
     ----------------------------
     Stephen B. Siegel

 By: /s/ Richard M. Wisely              Director                                April 20, 1998
     ----------------------------
     Richard M. Wisely

 By: /s/ Francis X. Tansey              Director                                April 20, 1998
     ----------------------------
     Francis X. Tansey

 By: /s/ Russell C. Platt               Director                                April 20, 1998
     ----------------------------
     Russell C. Platt



                                  EXHIBIT INDEX

Exhibit Number Description
------  ------ -----------

        4.1    Tower Realty Trust, Inc. 1997 Incentive Plan.

        4.2    Tower Realty Trust, Inc. Non-Employee Directors' Incentive Plan.

        5 Opinion of Ballard Spahr Andrews & Ingersoll regarding the legality of securities being registered.

        23.1   Consent of Coopers & Lybrand L.L.P.

        23.2 Consent of Ballard Spahr Andrews & Ingersoll (contained in its opinion filed as Exhibit 5 hereto).



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